Exhibit 23.1

www.bakertilly.cl

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form F-1 of PreTam Holdings Inc. of our report dated March 15, 2023 except for (i) the consolidated statement of financial position, statement of net earnings, statement of other comprehensive income, statement of changes in equity and statement of cash flows for the year ended December 31, 2021, (ii) notes 1,2(a),5,6,7,8,9,10,11,12 and 14 with respect to information for the year ended December 31, 2021, and (iii) other supplementary information for the year ended December 31, 2022 which are each dated as of July 14, 2023 relating to our audits of the consolidated financial statements appearing in the Prospectus, which is part of this Registration Statement.

BAKER TILLY CHILE LTDA.

/s/ Claudio Silva Morales

CLAUDIO SILVA MORALES

Certified Public Accountants

Santiago, Chile

February 05, 2024

Baker Tilly Chile Auditores Consultores Ltda., trading as Baker Tilly Chile is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

AUDITORTA • CONSULTORiA • ASESORTAS TRIBUTARIAS

Baker Tilly Chile trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.